UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
___________
FORM 8-A
___________
FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
PURSUANT TO SECTION 12(b) OR (g) OF
THE SECURITIES EXCHANGE ACT OF 1934
ARCH CAPITAL GROUP LTD.
(Exact name of registrant as specified in its charter)

BERMUDA	98-0374481
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification No.)

Waterloo House, 100 Pitts Bay Road, Pembroke HM 08, Bermuda
(Address of principal executive offices)

Securities to be registered pursuant to Section 12(b) of the Act:
Title of Each Class to be so Registered	Name of Each Exchange on Which Each Class is to be Registered
Arch Capital Group Ltd. Depositary Shares, each Representing a 1/1,000th Interest in a 4.550% Non-Cumulative Preferred Share, Series G, $0.01 par value	The NASDAQ Stock Market LLC
If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c) or (e), check the following box.
If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d) or (e), check the following box.
If this form relates to the registration of a class of securities concurrently with a Regulation A offering, check the following box. ☐
Securities Act registration statement file number to which this form relates:
333-250869
Securities to be registered pursuant to Section 12(g) of the Act:
None

Item 1.	Description of Registrant’s Securities to be Registered.
The securities to be registered hereby are the Depositary Shares (the “Depositary Shares”), each representing a 1/1,000th interest in a 4.550% Non-Cumulative Preferred Share, Series G, par value $0.01 per share and liquidation preference $25,000 per share (the “Preferred Shares”), of Arch Capital Group Ltd. (the “Company”). The descriptions of the terms of the Depositary Shares and the underlying Preferred Shares set forth under the headings “Description of the Depositary Shares” and “Description of the Series G Preferred Shares,” respectively, in the Company’s prospectus supplement, filed June 4, 2021, to the prospectus, dated November 23, 2020, which constitutes a part of the Company’s Registration Statement on Form S-3ASR (File No. 333-250869), filed under the Securities Act of 1933, as amended, are hereby incorporated herein by reference.

Item 2.	Exhibits.

EXHIBIT NO.	DESCRIPTION
3.1
Memorandum of Association of the Company (incorporated by reference to the annex to the Company’s Definitive Proxy Statement/Prospectus included on the Company’s Registration Statement on Form S-4 No. 333-45418, filed September 26, 2000).

3.2
Certificate of Deposit of Memorandum of Increase of Share Capital (filed as an exhibit to the Company’s Annual Report on Form 10-K for the period ending December 31, 2010, as filed with the SEC on February 28, 2011, and incorporated by reference).

3.3	Bye-Laws of the Company (incorporated by reference to Exhibit 3 to the Company’s Quarterly Report on Form 10-Q, filed August 5, 2016).
4.1
Certificate of Designations of 4.550% Non-Cumulative Preferred Shares, Series G, of Arch Capital Group Ltd. (incorporated by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K filed on June 11, 2021).

4.2	Form of share certificate evidencing 4.550% Non-Cumulative Preferred Shares, Series G (incorporated by reference to Exhibit 4.2 to the Company’s Current Report on Form 8-K filed on June 11, 2021).
4.3
Deposit Agreement, dated June 11, 2021, between Arch Capital Group Ltd. and American Stock Transfer & Trust Company, LLC, as depositary, registrar and transfer agent and as dividend disbursing agent and redemption agent, and the holders from time to time of the depositary receipts. (incorporated by reference to Exhibit 4.3 to the Company’s Current Report on Form 8-K filed on June 11, 2021).

4.4	Form of depositary receipt (incorporated by reference to Exhibit 4.4 to the Company’s Current Report on Form 8-K filed on June 11, 2021).

SIGNATURE
Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized.

Date: June 11, 2021

ARCH CAPITAL GROUP LTD.

	By:	/s/ François Morin
		Name:	François Morin
		Title:	Executive Vice President, Chief Financial Officer and Treasurer

[Signature Page to 8-A]